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FOR REPEATS CALL WIRE NEWS (314) 231-2104
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THE MAY DEPARTMENT STORES COMPANY
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BUSINESS EDITOR / NEWS DIRECTOR
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FOR IMMEDIATE RELEASE

           THE MAY DEPARTMENT STORES COMPANY REPORTS RECORD
              SECOND QUARTER AND FIRST SIX MONTHS RESULTS

      ST. LOUIS (WIRE NEWS), August 7, 1995 -- Earnings per share, net earnings and sales of The May Department Stores Company for the second quarter and first six months of fiscal 1995 reached record levels, David C. Farrell, May Company chairman and chief executive officer, announced today.
      For the 13 weeks ending July 29, fully diluted earnings per share increased 8.2% to $.53, compared with $.49 per share in the second quarter of 1994. Net earnings were $141 million, compared with $130 million a year ago. Sales were $2.87 billion, up 9.4% from $2.62 billion during the same period in 1994.
      For the six months ending July 29, the company's fully diluted earnings per share were $.95, an increase of 5.6%, compared with $.90 in 1994. Net earnings were $255 million, compared with $242 million a year ago. Sales increased 8.1% to $5.56 billion compared with $5.15 billion last year.
      On August 1, May opened a new Hecht's department store at Crabtree Valley Mall in Raleigh, N.C. This brings to three the number of new department stores opened year-to-date, including the Lord & Taylor store at Woodfield Mall in Schaumburg, Ill., and the Foley's store at Temple Mall in Temple, Tex., both of which opened in March. Another 20 department stores are scheduled to open by year-end: three stores each for Lord & Taylor and Hecht's, seven stores for Kaufmann's, four stores for Filene's, and one store each for Foley's, Robinsons-May, and Famous-Barr. The 23 total new stores planned for 1995 are a record number for May in a single year, adding more than 3.3 million square feet of retail space.
      During the quarter, May opened 17 net new Payless ShoeSource stores, for a total of 151 year-to-date, and 35 new Payless Kids expansion stores, for a total of 102 year-to-date.
      The May Department Stores Company operates 315 department stores and 4,586 Payless ShoeSource stores.

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           THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES

              CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                              (Unaudited)


                                 13 Weeks Ended        13 Weeks Ended
(Millions, except per share)      July 29, 1995         July 30, 1994
                                           % to                    % to
                                  $      Revenues        $       Revenues
Net Retail Sales:
Department stores             $   2,243              $   2,075
Payless ShoeSource                  623                    544
Total Net Retail Sales        $   2,866              $   2,619

Revenues                      $   2,948              $   2,706
Cost of sales                     2,071     70.2%        1,891      69.9%

Selling, general and
  administrative expenses           583     19.8           540      20.0
Interest expense, net                57      2.0            57       2.0

Earnings before income taxes        237      8.0           218       8.1
Provision for income taxes           96     40.5*           88      40.5*
Net Earnings                  $     141      4.8%    $     130       4.8%
Primary Earnings per Share    $     .55              $     .50

Fully Diluted Earnings per
  Share                       $     .53              $     .49
Dividends Paid per Common
  Share                       $ .28-1/2              $     .26

Primary Average Shares and
  Equivalents                     250.2                  249.9

Fully Diluted Average Shares
  and Equivalents                 265.7                  265.2

                                 26 Weeks Ended        26 Weeks Ended
(Millions, except per share)      July 29, 1995         July 30, 1994
                                           % to                   % to
                                 $       Revenues        $      Revenues
Net Retail Sales:
Department stores             $   4,371              $   4,084
Payless ShoeSource                1,192                  1,061
Total Net Retail Sales        $   5,563              $   5,145

Revenues                      $   5,735              $   5,328
Cost of sales                     4,017     70.0%        3,711     69.6%

Selling, general and
  administrative expenses         1,175     20.5         1,095     20.6
Interest expense, net               115      2.0           116      2.2

Earnings before income taxes        428      7.5           406      7.6
Provision for income taxes          173     40.5*          164     40.5*
Net Earnings                  $     255      4.4%    $     242      4.5%
Primary Earnings per Share    $     .98              $     .93

Fully Diluted Earnings per
  Share                       $     .95              $     .90
Dividends Paid per Common
  Share                       $ .54-1/2                    .49

Primary Average Shares and
  Equivalents                     249.7                  249.9

Fully Diluted Average Shares
  and Equivalents                 265.4                  265.2

* Percent represents effective income tax rate

NET RETAIL SALES - PERCENT INCREASE VERSUS LAST YEAR

Net retail sales represent the sales of stores operating at the end of the latest period. They exclude finance charge revenue and the sales of stores which have been closed and not replaced. Store-for-store sales represent sales of those stores open during both periods.

                       13 Weeks Ended               26 Weeks Ended
                        July 29, 1995                July 29, 1995
                              Store-for-                    Store-for
                     Total      Store             Total       Store

Department stores     8.1%      5.0%               7.0%       3.7%
Payless ShoeSource   14.3      (1.4)              12.3       (3.0)
Total                 9.4%      3.7%               8.1%       2.3%

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           THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES

         NOTES TO CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

Interim Results. The unaudited condensed consolidated results of operations have been prepared in accordance with the company's accounting policies as described in the 1994 Annual Report to Shareowners and should be read in conjunction with that report. In the opinion of management, this information is fairly presented and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included; however, certain items are included in this statement based on estimates for the entire year. Also, operating results of periods which exclude the Christmas season may not be indicative of the operating results that may be expected for the full fiscal year.

Inventories. Department store merchandise inventories are stated on the LIFO (last-in, first-out) cost basis. The LIFO provision for the second quarter was $8 million in 1995 and 1994. The year-to-date LIFO provision was $16 million in 1995 and 1994.

Trailing Years' Results. Operating results for the trailing years were as follows (millions, except per share):

                                    52 Weeks Ended
                            July 29, 1995      July 30, 1994
Net retail sales              $ 12,293           $ 11,406
Revenues                      $ 12,630           $ 11,849
Net earnings                  $    795           $    740
Fully diluted earnings
  per share                   $   2.97           $   2.76

Reclassifications. Certain prior period amounts have been reclassified to conform with current year presentation.



CONTACT:  Jim Abrams, (314) 342-6343, The May Department Stores Company


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